     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 7, 2001

                                                  REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                         ------------------------------
                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                          -----------------------------
                         VERTICAL HEALTH SOLUTIONS, INC.

        (Exact name of small business issuer as specified in its charter)

          Florida                             5047                      593635262
(State or other jurisdiction of    (Primary standard industrial      (I.R.S. Employer
 incorporation or organization)         classification code         Identification No.)
                                              number)
                   -------------------------------------------
                       6925 112th Circle North, Suite 102
                              Largo, Florida 33773
                                 (727) 548-8345
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                  -------------------------------------------
                    Stephen Watters, Chief Executive Officer
                       6925 112th Circle North, Suite 102
                              Largo, Florida 33773
                                 (727) 548-8345
(Name and address, including zip code, and telephone number, including area code, of agent for service)
                   ------------------------------------------
                                   Copies to:
                             Gregory Sichenzia, Esq.
                     Sichenzia, Ross, Friedman & Ference LLP
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                 (212) 664-1200
                   ------------------------------------------
                  Approximate date of proposed sale to public:
   As soon as practicable after this registration statement becomes effective.
                   ------------------------------------------
        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If this Form is a post-effective amendment filed pursuant to Rule 462(c)
under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           --------------------------
                         CALCULATION OF REGISTRATION FEE
==================================== ================ ======================= ======================== ================
                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM         AMOUNT OF
 TITLE OF EACH CLASS OF SECURITIES    AMOUNT TO BE        OFFERING PRICE        AGGREGATE OFFERING      REGISTRATION
         TO BE REGISTERED              REGISTERED        PER SECURITY(1)             PRICE(1)                FEE
Common Stock, $.001 par value (2)      1,437,500              $ 9.00                $12,937,500           $3,093
Underwriter's Warrants (3)               125,000              $  .01                       $ 10                -
Common Stock, $.001 par value(5)         125,000              $14.85                 $1,856,250             $444
TOTAL                                                                               $14,793,750           $3,537
==================================== ================ ======================= ======================== ================
(1) Estimated solely for the purpose of determining the registration fee.
(2) Includes 187,500 shares of common stock, $.001 par value per share, subject to sale upon exercise of the Underwriter's over-allotment option.
(3) The Underwriter's Warrant is for the purchase of common stock, $.001 par value per share.
(4) No fee pursuant to Rule 457(g).
(5) Represents shares of common stock, $.001 par value per share, issuable to the underwriter upon exercise of the underwriter's warrants.
                           --------------------------
        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration
Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

Subject to completion, dated December 7, 2001

                        VERTICAL HEALTH SOLUTIONS, INC.

                     (Verticle Health Solutions, Inc. Logo)

                        1,250,000 shares of common stock

Vertical Health Solutions, Inc.:        o Our principal executive offices are located
                                          at 6925 112th Circle North, Suite 102,
                                          Largo, Florida 33773 and our telephone number
                                          is (727) 548-8345.

                                        o Proposed trading symbols:
                                                Nasdaq SmallCap Market: VETT
                                                Boston Stock Exchange: VET

The Offering:                           o This is the initial public offering of
                                          Vertical Health Solutions, Inc.
                                          There has been no public market for our
                                          common stock prior to this offering.

                                        o We are offering 1,250,000 shares of our
                                          common stock, at an offering price in the
                                          range of $7.00 to $9.00 per share.

                                        o The underwriters have a 45-day option to
                                          purchase an additional 187,500 shares of
                                          our common stock, at the offering price to
                                          cover any over-allotments.

        Your investment in our common stock involves a high degree of risk.. Before investing in our common stock, you should consider carefully the risks described under "Risk Factors" beginning on page 6.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is complete or accurate. Any representation to the contrary is a criminal offense.

                       The Offering                          Per Share              Total
Public offering price...................................       $                  $
Underwriting discounts..................................       $                  $
Proceeds to Vertical Health Solutions, Inc. ............       $                  $

                     Kashner Davidson Securities Corporation
                      The date of this prospectus is , 2001

                                       2

                               PROSPECTUS SUMMARY

                         Vertical Health Solutions, Inc.

Our Business............Vertical Health Solutions, through its wholly owned subsidiary,
                        Labelclick, Inc., develops, markets and distributes customized private label supplements and health products to veterinarians in the companion animal sector, and to a lesser extent, other veterinary distributors. Our LabelClick, Inc. subsidiary offers private labeling solutions that allow our customers to customize private-label vitamins and nutritional supplements in small quantities ideally suited to their buying power and storage capacity. The custom supplement labels typically include our customer's business name, contact information and logo to assist veterinary clinics in establishing brand loyalty, marketing their exclusive line of products and promoting recurring orders.

                        In addition to our customized private label operations, we sell certain proprietary nutriceutical products specifically formulated for companion animal usage which are marketed under our "Vitality Systems" brand name. Vitality
                        Systems products have been sold to veterinary clinics since 1981.

                        To expand the number and quality of products we offer to our clients, the company recently became a licensed wholesale distributor of veterinary pharmaceuticals, products and supplies to veterinary clinics.

Our Products........... We primarily market and distribute private label animal health supplements and health products for others, a process known as private label manufacturing.
                        In addition, we develop, manufacture and distribute our own branded animal health products under the Vitality Systems brand name. The company also offers its customers more than 1,000 stock keeping units or SKU's of veterinary pharmaceuticals, diagnostics, biologicals and supplies.

Our Customers.......... Our private label and brand product customers include veterinary clinics in the companion animal sector, and to a lesser extent, other veterinary distributors.

Our Industry........... According to a recent study for The American Veterinary Medical Association, there are approximately 65,000 veterinarians practicing at 22,400 animal health clinics in the United States. The vast majority, approximately 65% of veterinarians work in private animal health clinics specializing in small animals, predominately companion pets. According to Fountain Agricounsel LLC, a leading management consulting firm to agribusiness, the companion animal health segment of the global health industry is the fastest growth component in the industry. Revenues for the supply of drugs, biologicals, and nutritional additives and supplements have more than doubled in value since 1990 to reach an estimated value of $5.0 billion in 2000.

Our Strategy........... We intend to become the leading supplier of animal health products to veterinary clinics by offering a comprehensive assortment of products and customized private label programs at competitive prices with superior levels of customer service. Combined with our veterinary pharmaceuticals, products and supplies, we anticipate that our private label strategy will provide us a competitive advantage by combining a broad product selection with economical prices and support from efficient operations.

Our Principal Offices   Our principal executive offices, marketing and customer service facilities
and Operational         are located at 6925 112th Circle North, Suite 102, Largo, Florida 33773
Facilities............. and our telephone number is (727) 548-8345. We are a Florida corporation.

                                  The Offering

Shares Outstanding.................. We have 2,794,667 shares of common stock outstanding prior to this offering.

Shares Offered...................... We are offering 1,250,000 shares of our common stock.
                                     Upon completion of the offering there will be 4,044,667
                                     shares of common stock outstanding. We have granted the
                                     Underwriters of this offering a 45-day option to purchase
                                     187,500 shares of common stock to cover any over-allotments.

Use of Proceeds..................... We intend to use the net proceeds of this offering for increased sales and marketing efforts, business expansion, debt retirement and general working capital purposes.

Proposed Trading Symbols............ We have applied to list our common stock on The Nasdaq SmallCap
                                     Market under the symbol VETT and on the Boston Stock Exchange under the symbol VET.

Forward-Looking Statements.......... This prospectus contains forward-looking statements that address, among other things, our expansion and acquisition strategy, business development, use of proceeds, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

        The shares of common stock offered hereby will be priced in the range of
$7.00 to $9.00 per share, and all information contained in this prospectus assumes an offering price of $8.00 per share. All information contained in this prospectus also takes into account a one-for-five reverse stock split, as well as a subsequent two-for-three reverse stock split, all of which took effect prior to this offering.

          Summary Selected Financial Data and Pro Forma Financial Data

        The summary financial data set forth below has been derived from our audited and unaudited financial statements included in this prospectus beginning on page F-1.

                                             Year Ended               Nine Months Ended
                                          December  31, 2000             September 30,
                                                                     2001              2000
                                                                 (Unaudited)        (Unaudited)
Statements of Operations Data:
Revenues ................................   $193,020              $ 359,549         $ 98,709
Cost of goods sold ......................    107,748                197,944           40,679
Gross profit ............................     85,272                161,605           58,030
Selling, general and administrative
     expenses............................    294,667                589,295           81,638
Income (loss) from operations ...........   (209,395)              (427,690)         (23,608)
Other income (expenses), net ............     16,179                (28,106)           9,992
Income (loss) before income taxes .......   (193,216)              (455,796)         (13,616)
Income taxes ............................       ----                   ----             ----
Net income (loss) .......................  $(193,216)             $(455,796)        $(13,616)
                                           ==========

Basic and diluted income (loss)
    per share............................       (.08)                  (.16)            (.01)
                                                ====
Basic and diluted weighted average
    number of common shares
    outstanding .........................  2,467,030              2,794,667        2,326,832

                                                                                      As of
                                                                                September 30, 2001
                                                          As of
                                                    December 31, 2000       Actual          As Adjusted
                                                                          (Unaudited)       (Unaudited)
Balance Sheet Data:
Cash and cash equivalents .......................    $   113,710          $   77,813       $ 8,377,813
Working capital (deficit) .......................    $   (15,812)         $ (665,665)      $ 7,634,335
Total assets ....................................    $   851,838          $  824,805       $ 9,124,805
Long-term obligations, less current portion......    $   327,228          $   31,293       $    31,293
Shareholders' equity (deficit)...................    $   126,784          $ (209,012)      $ 8,090,988

        The numbers in the column captioned "As Adjusted" under the heading "As of
September 30, 2001, as adjusted" have been adjusted to reflect our sale of
1,250,000 shares of common stock at an assumed public offering price of $8.00 per share and our application of the estimated net proceeds.

                                  RISK FACTORS

        An investment in our common stock involves a high degree of risk. Before deciding whether to invest, you should read and consider carefully the following risk factors.

Risks Related To Our Business And Industry

        We Face Significant Competition In The Veterinary Supply And Distribution
Marketplace, Which Could Make It More Difficult For Us To Succeed. Numerous
companies compete with us in the development, manufacture, marketing and distribution of veterinary products. Many of these competitors are larger and have greater financial, personnel, manufacturing, distribution, marketing and other resources than we do. Some of our competitors have comparable product lines, as well as greater technical experience, financial, and business network resources than we do. We may be unable to compete successfully against these organizations.

        Many of our competitors have distribution strategies that directly compete with us. We have many competitors including Professional Veterinary Products,
Ltd., Lextron, Inc., Iowa Veterinary Supply, Co., and The Butler Company. In
addition, we expect that companies and others specializing in the veterinary products industry will offer competitive products. Some of our large manufacturers/suppliers may also compete with us through direct marketing and sales of their products.

        Consolidation In The Veterinary Distribution Industry May Adversely Affect
Our Business. The veterinary distribution industry is subject to significant economic factors, including consolidation of our competitors. Some of our competitors are consolidating to create integrated delivery systems with greater market presence and negotiation powers with manufacturers. As the veterinary distribution industry consolidates, competition for customers will become more intense and the importance of acquiring each customer will become greater. A forced reduction in our prices to meet these challenges may adversely and materially affect our operating results.

        We Rely On Strategic Relationships To Generate Revenue, The Loss Of Which
Would Have A Significant Negative Impact On Our Revenues. Our success relies on establishing and maintaining strategic relationships with leaders in the veterinary product manufacturing industry. We believe that these relationships will enable us to extend our distribution, obtain specialized industry expertise, and increase overall revenue. We may be unable or unwilling to establish such relationships due to preexisting relationships that these market leaders or we have with other competitors. Furthermore, our strategic relationships may change rapidly in the event that current or future partners decide to compete with us. Consequently, we intend to maintain independence from any particular customer or partner through the use of limited term agreements.
We may not be able to renew our existing agreements on favorable terms, or at all. If we lose the right to distribute products under such agreements, we may lose the ability to market certain of our products. Our inability to establish or maintain our strategic relationships may materially and adversely affect our operations.

        Our Business Is Subject To Extensive Government Regulation, The Failure To
Comply With Could Result In Significant Penalties. Numerous state and federal government agencies extensively regulate the manufacture, packaging, labeling, advertising, promotion, distribution and sale of our products. Specifically, our veterinary pharmaceutical operations are subject to significant regulatory and licensing requirements. Our failure or inability to comply with applicable laws and governmental regulations may result in civil and criminal penalties that could materially and adversely affect our business.

        Our Business Depends Upon Third Party Manufacturers, The Loss Or
Unavailability Of Which Would Adversely Affect Our Operations. Many of our
products are produced for us by third party manufacturers. We cannot assure that these manufacturers will provide the products we need, in the quantities we request, or at a price we are willing to pay. Our inability to obtain adequate supplies of product from third party manufacturers at favorable prices, or at all, may materially and adversely affect our business.

        Our Products Have Limited Trademark Protection, Which Could Permit Others
To Market Similar Products. Our policy is to pursue registration of all of the trademarks associated with our key proprietary products. We rely on common law trademark rights to protect our unregistered trademarks as well as our trade dress rights. Generally, common law trademark rights are limited to the geographic area in which the trademark is actually used, while a United States federal trademark registration enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United States. We intend to register our trademarks in certain foreign jurisdictions where our products are sold. We cannot assure that the protection available in such jurisdictions, if any, will be as extensive as the protection available to us in the United
States. In addition, because we have no patents on our proprietary products, another company may replicate them. Inadequate trademark and patent protection of our proprietary products may materially and adversely affect our business.

        Our Articles Of Incorporation And Bylaws Contain Provisions That May
Discourage Takeovers Or Make Them More Difficult. Certain provisions of our articles of incorporation and bylaws, as well as certain sections of the Florida
Business Corporation Act, and our board of directors' ability to issue shares of preferred stock and to establish voting rights, preferences and other terms of our stock, may be deemed to have an anti-takeover effect and may discourage takeover attempts that are not first approved by our board of directors. This anti-takeover effect may discourage takeovers which shareholders may deem to be in their best interests.

Risks Related To This Offering

        Our Common Stock Has No Prior Public Trading Market And The Offering Price
Of Our Common Stock May Be Arbitrary. Prior to this offering, there has been no active public market for our common stock. We cannot predict the extent to which a trading market will develop, if at all, or how liquid that market may become.
The initial public offering price of our common stock for this offering will be determined by negotiations with Kashner Davidson and may not be indicative of the market price of our common stock after this offering. The offering price of our common stock is not related to assets, earnings, book value, or other criteria traditionally used to value companies. You should not consider the offering price as representative of the actual value of our common stock. The price of our common stock is subject to change due to market conditions and other factors. We cannot assure that you will be able to resell our common stock at the offering price.

        Our Common Stock Price May Fall Upon The Future Sale Of Additional Shares
Of Our Common Stock. Future sales of our common stock in the public market, or even the possibility of such sales, may materially and adversely affect the market price of our common stock. There were 2,794,667 shares of common stock outstanding before this offering. Substantially all of such shares are
"restricted securities" within the meaning of Rule 144 of the Securities Act of
1933. All of these restricted shares of our common stock will become eligible for resale under Rule 144 within one year from the day that the shares offered herein are deemed "effective" by the Securities & Exchange Commission.

        Our Controlling Shareholders May Exercise Significant Control Over Us
Following This Offering. The shares offered in this prospectus represent a minority portion of our outstanding voting shares. Before this offering, our directors, executive officers and principal shareholders beneficially owned approximately 66.5% of the outstanding shares of our common stock. Following this offering, they will beneficially own approximately 47.5% of our outstanding shares, or approximately 46.2% if the over-allotment option is exercised in full. Our shareholders do not have cumulative voting rights with respect to the election of directors. If our principal shareholders vote together, they could effectively elect all of our directors.

        Investors Will Experience Immediate And Substantial Dilution Of Our Common
Stock's Book Value. If you purchase our common stock in this offering, the net tangible book value of the common stock will experience immediate and substantial dilution. We estimate that this dilution will be approximately $6.03 per share, or approximately 75%.

                                 USE OF PROCEEDS

        We estimate that we will receive net proceeds of approximately $8,300,000 from our sale of the 1,250,000 shares of common stock offered by us with this initial public offering (approximately $9,650,000 if the underwriter fully exercises its over-allotment option). This estimate is based on an initial public offering price of $8.00 per share and is after deducting estimated underwriting discounts and commissions, the underwriter's non-accountable expense allowance and other estimated offering expenses payable by us. We expect to use the net proceeds of this offering for the following purposes:

                                                        Amount       Percentage
Sales and marketing expansion ....................   $4,500,000        54.2%
Business expansion     ...........................    1,524,000        18.4%
Debt retirement  .................................    1,116,000        13.4%
Working capital and general corporate purposes ...    1,160,000        14.0%

    Total ........................................   $8,300,000         100%
                                                     ==========        =====

Business Expansion

Expand Distributor Network

        We must solicit, retain and support additional distributors to market our products and services. To do so, we will identify experienced and qualified distributors and send our representatives into the field to develop relationships and demonstrate our products.

Open Additional Sales and Service Offices

        In selected areas of the country, we intend to open new offices. These locations have not been determined as yet, but the primary factors in their selection will be the extent of business prospects and qualified personnel available in the vicinity of such locations. Having a presence in specific geographic markets should increase our chances to develop new or additional business.

Marketing

Trade Shows & Advertising

        We intend to actively solicit new customers and veterinary clinics by exhibiting at trade shows, advertising in national trade magazines and creating an infrastructure consisting of both an inside and outside sales group to make calls on prospective customers.

Hire Additional Management and Marketing Personnel

        We expect to hire additional management and marketing personnel in order to grow our business. Management personnel will assist in directing existing and new personnel for projects and overall business. We need to more actively market our private label service and products. Since we have not done so in the past, it is necessary to hire qualified personnel with marketing and sales experience in selling companion animal supplies.

                                       10

Increase Research and Development

        Our research and development needs to be expanded. Work has already started on new animal products, and we seek to initiate other proprietary products.
Initially we shall focus on selling our existing products and services.

Repayment of Debt

   Repayment of debt consists of the following:

o       Approximately $440,000 is to be paid to Herbal Health Products, Inc., to repay sums owing to that company relating to the purchase of certain assets. This debt accrues interest at the rate of 10% per year while outstanding.
o       Approximately $420,000 will be paid for accrued salaries and consulting fees.
        Of such amount, $225,000 will be paid to Stephen Watters, $150,000 will be paid to Jugal K. Taneja and $45,000 will be paid to Brian Nugent.
o       Approximately $150,000 is to be paid to First Community Bank, in repayment of our line of credit which accrues interest at the rate of 5.8% per year.
        Such funds were used for working capital purposes.
o       Approximately $53,000 is to be paid to each of Stephen Watters and Jugal
        Taneja, in repayment of loans to us in the amount of $50,000 from each of
        Messrs. Watters and Taneja. Such amounts accrue interest at the rate of 9%
        per year and were used for expenses of this offering and working capital purposes.

        We routinely evaluate potential acquisitions of businesses and or product lines that would compliment or expand our business or further our strategic goals. We may use a portion of the net proceeds of this offering for one or more such transactions; however, we currently have no plans, commitments or agreements with respect to any such transactions.

        We reserve the right to reallocate proceeds to different uses, upon the discretion of our executive officers and directors. Pending use, we intend to invest the net proceeds of this offering in interest bearing bank accounts, short-term interest bearing investment grade securities or similar quality investments. Based upon our current operating plan, we anticipate that cash flow from operations, together with the net proceeds of this offering, will be sufficient to satisfy our working capital requirements for at least 12 months.

                                 DIVIDEND POLICY

        We have not paid any cash dividends on our common stock and we currently intend to retain any future earnings to fund the development and growth of our business. Any future determination to pay dividends on our common stock will depend upon our results of operations, financial condition and capital requirements, applicable restrictions under any credit facilities or other contractual arrangements and such other factors deemed relevant by our Board of
Directors.

                                       11

                                    DILUTION

        As of September 30, 2001, our net tangible book value was $(329,768) or
$(.12) per share of common stock. Net tangible book value per share is determined by dividing a company's tangible net worth (total assets, net of intangible assets, less total liabilities) by the number of outstanding common shares. Our pro forma net tangible book value as of September 30, 2001 would have been approximately $7,970,232 or $1.97 per share, without taking into account any change in our net tangible book value after September 30, 2001 and after deducting underwriting discounts and commissions, the Underwriter's non-accountable expense allowance and other estimated offering expenses. This represents an immediate increase in the net tangible book value of $2.09 per share to existing shareholders and an immediate dilution of $6.03 per share to new investors. The following table illustrates this per share dilution:

   Assumed public offering price per share..........................       $8.00
     Net tangible book value per share as of September 31, 2001 ....        (.12)
     Increase per share attributable to this offering...............       $2.09
   Pro forma net tangible book value per share after this offering..       $1.97

   Dilution to new investors........................................       $6.03
                                                                           =====

        The following table sets forth the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by the existing shareholders and by new investors in this offering on a pro forma basis as of September 30, 2001.

                                         Shares Purchased       Total Consideration     Average Price
                                        Number      Percent     Amount       Percent     Per Share
Existing shareholders                  2,794,667      69%         $   440,000    5%        $ .16
New investors                          1,250,000      31%         $ 9,000,000   95%        $8.00
                                       =========      ====        ============  ====
Total                                  4,044,667      100%        $ 9,440,000   100%
                                       =========      ====        ============  ====

                                       12

                                 CAPITALIZATION

        The following table summarizes our long-term obligations and capitalization as of September 30, 2001, and as adjusted as of that date to reflect our sale of
1,250,000 shares of common stock and our application of the estimated net proceeds, and after deducting the underwriting discounts and our estimated offering expenses. The information in the table assumes an initial public offering price of $8.00 per share. The information in the table should be read in conjunction with the more detailed combined financial statements and notes presented elsewhere in this prospectus.

                                                                   September 30, 2001
                                                                Actual         As Adjusted

Long-term obligations, less current portion                  $        -         $       -

Shareholders' equity:

   Common stock, $.001par value, 48,000,000 shares
   authorized, 2,794,667 shares issued and outstanding;
   4,044,667 shares issued and outstanding, as adjusted ...       2,794             4,044
   Additional paid-in capital..............................     437,206         8,735,956
   Accumulated deficit.....................................    (649,012)         (649,012)
   Net shareholders' equity (deficit)......................    (209,012)        8,090,988
Total capitalization.......................................     118,216         8,418,216

Additional Information About Financial Presentation

        Options and Warrants. Unless this prospectus indicates otherwise, all information presented in this prospectus assumes no exercise of the underwriter's over-allotment option, Kashner Davidson's warrants to purchase
187,500 shares of common stock in connection with this offering, outstanding warrants to purchase 300,000 shares of common stock or options outstanding or available for grant under our 2001 stock option plan.

                                       13

                             SELECTED FINANCIAL DATA

        The selected statement of operations data for the year ended December 31,
2000, and the following selected balance sheet data as of December 31, 2000 are derived from our audited financial statements included elsewhere in this prospectus and have been audited by Stark Winter Schenkein & Co., LLP. The following selected statements of operations data for the nine month periods ended September 30, 2000 and September 30, 2001, and the following selected balance sheet data as of September 30, 2001, are derived from our unaudited financial statements that, in the opinion of our management, contain all adjustments necessary for a fair presentation of such data. The following selected financial data have been prepared in accordance with generally accepted accounting principles. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition
and Results of Operations" and the financial statements and notes thereto appearing elsewhere in the prospectus. The selected interim financial data presented below do not necessarily indicate our operating results or our performance for the full year.

                                           Year Ended              Nine Months Ended
                                       December  31, 2000             September 30,
                                                                2001               2000
                                                             (Unaudited)        (Unaudited)
Statements of Operations Data:
Revenues ...............................   $193,020           $ 359,549         $ 98,709
Cost of goods sold .....................    107,748             197,944           40,679
Gross profit ...........................     85,272             161,605           58,030
Selling, general and administrative
     expenses...........................    294,667             589,295           81,638
Income (loss) from operations ..........   (209,395)           (427,690)         (26,608)
Other income (expenses), net ...........     16,179             (28,106)           9,992
Income (loss) before income taxes ......   (193,216)           (455,796)         (13,616)
Income taxes ...........................       ----                ----             ----
Net income (loss) ......................  $(193,216)          $(455,796)        $(13,616)
                                          ==========

Basic and diluted income (loss)
           per share....................       (.08)               (.16)            (.01)
                                               =====
Basic and diluted weighted average
     number of common shares
     outstanding .......................  2,467,030           2,794,667        2,326,832

                                                                                 As of
                                                                          September 30, 2001
                                                       As of
                                                 December 31, 2000       Actual       As Adjusted
                                                                      (Unaudited)     (Unaudited)
Balance Sheet Data:
Cash and cash equivalents ......................   $   113,710       $   77,813     $  8,377,813
Working capital (deficit) ......................   $   (15,812)      $ (665,665)    $  7,634,335
Total assets ...................................   $   851,838       $  824,805     $  9,124,805
Long-term obligations, less current portion.....   $   327,228       $   31,293     $     31,293
Shareholders' equity (deficit)..................   $   126,784       $ (209,012)    $  8,090,988

                                       14

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The statements contained in this prospectus are not purely historical statements, but rather include what we believe are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E
of the Securities Exchange Act of 1934. These include statements about our expectations, beliefs, intentions or strategies for the future, which are indicated by words or phrases such as "anticipate," "expect," "intend," "plan,"
"will," "we believe," "management believes" and similar words or phrases. The forward-looking statements are based on factors set forth in the following discussion and in the discussions under "Risk Factors" and "Business." Our actual results could differ materially from results anticipated in these forward-looking statements. All forward-looking statements included in this document are based on information available to us on the date hereof, and we assume no obligation to update any such forward-looking statements.

Results of Operations

        We derive our revenues from developing, packaging, wholesaling and retailing a wide variety of private labeled nutriceutical veterinary products.
We have recently received a license to offer prescription drugs to veterinarians. Revenues are billed and recognized as product is produced and shipped, net of discounts, allowances, returns and credits. We have not experienced any material loss of revenues and do not anticipate any significant losses in the future.

        In July 2000, we acquired certain assets and the veterinary customer base of Herbal Health Products, Inc. a Florida corporation that provided nutritional supplements to veterinarians. This segment of the business is under LabelClick,
Inc. a Florida corporation and conducts business as Vitality Systems. Revenues for LabelClick, Inc. were $193,020 for the startup year ending December 31, 2000 and $359,549 for the nine months ending September 30, 2001. The increase is due to the actual months business was incurred.

        Cost of goods sold is comprised of material product costs, packaging and labeling costs, direct personnel compensation and other statutory benefits and indirect costs relating to labor to support product purchase, receipt, packaging and warehousing. Research and development expenses are charged against cost of goods sold as incurred. Cost of sales were $107,748 or 56% of sales for the year ending December 31, 2000 and $197,944 or 55% of sales for the nine months ending
September 30, 2001. Included in the 2001 results is a lower cost of sales that in the third quarter dropped below 50%. The change stems from a more profitable product mix, strategic buying and tighter inventory control procedures.

        Selling, general and administrative costs include management and general office salaries, advertising and promotional expenses, sales and marketing and other indirect operating costs. Virtually all $294,667 year 2000 SG&A expenses were incurred in the last four months of the year after the acquisition of certain Herbal Health Products, Inc. assets. The SG&A for the nine months ending
September 30, 2001, is consistent at $589,295.

        Interest and other income (expense) consist primarily of interest expense associated with borrowings to finance the Herbal Health Products, Inc. asset acquisition and other working capital needs.

Liquidity and Capital Resources

        Our cash at December 31, 2000 and September 30, 2001 was $113,110 and
$77,813. On July 31, 2000 we acquired the veterinary customer base and certain assets of Herbal Health Products, Inc. a Florida corporation. Notes to Herbal
Health Products, Inc. totaling $425,000 and initial shareholder investments primarily funded this acquisition. Interest is due monthly at 10% per annum.
Principal is due the earlier of this offering, or October 1, 2002. Operations from inception have been funded primarily from three sources. The primary

                                       15

shareholders took notes receivable, in lieu of salaries. The amounts accrued are
$80,000 and $297,083 at December 31, 2000 and September 30, 2001.

        Shareholders provided an additional $120,000 capital investment in May
2001. Our two controlling shareholders loaned us $50,000 each in December 2001, which amount accrues at 9% interest per year and will be repaid from the proceeds of this offering.

        In August 2000, we established a $150,000 revolving line of credit with
First Community Bank of America, to provide us with additional working capital.
The note bears interest at the rate of the bank's 90-day certificate of deposit, with a floor of 5.8% and a ceiling of 18% and is currently at 5.8%. Interest payments are due monthly on the unpaid outstanding principal of each advance.
The note is secured by a certificate of deposit held by First Community Bank in the amount of $160,000.

        We will us the proceeds of this offering to expand our sales and marketing efforts towards our veterinary private label programs and to add additional product lines for the veterinary clinics. We also expect to hire additional management and marketing personnel in order to grow our business.

                                       16

                                    BUSINESS

Overview

        Vertical Health Solutions, through its wholly owned subsidiary, Labelclick,
Inc., develops, markets and distributes customized private label supplements and health products to veterinarians in the companion animal sector, and to a lesser extent, other veterinary distributors. Our LabelClick, Inc. subsidiary offers private labeling solutions that allow our customers to customize private-label vitamins and animal health nutritional supplements in small quantities ideally suited to their buying power and storage capacity. The custom supplement labels typically include our customer's business name, contact information and logo for efficient marketing to their customers.

        In addition to our customized private label operations, we sell certain proprietary Vitality Systems branded products primarily to veterinary clinics through various distributors. To expand the number and quality of products we offer to our clients, we recently became a licensed wholesale distributor of veterinary pharmaceuticals, products and supplies to veterinary clinics.

History

        In March 2000, we incorporated as a Florida corporation under the name
Labelclick.com, Inc. In July 2000, we acquired certain assets including veterinary product inventory and database information from Herbal Health
Products, Inc., a wholly owned subsidiary of Dynamic Health Products, Inc. (a company affiliated with one of our directors). This acquisition was consummated to provide a stable expansion base for our veterinary private labeling business.
In January 2001, we changed our name to Vertical Health Solutions, Inc. and formed a new subsidiary called Labelclick, Inc. through which we operate.

Our Private Label Operations

        We provide custom private label supplements and health products to veterinarians in the companion animal sector. Our LabelClick, Inc. subsidiary offers private labeling solutions that allow our customers to customize private-label vitamins and animal health nutritional supplements in small quantities tailored to their buying power and storage capacity. Our custom supplement labels typically include customer's business name, contact information and logo for efficient marketing to their customers. We currently offer over 100 SKU's (stock keeping units) for private labeling.

        We subcontract with a number of manufacturers (including Go2 Pharmacy,
Inc., an affiliate of ours) to provide high quality animal health supplements and over-the-counter products for our private label program. For quality control purposes, we may source and purchase the raw materials used for the production of our proprietary products and send them directly to the manufacturer. Each manufacturing facility with which we subcontract is registered with the United
States Food and Drug Administration.

Our Veterinary Product Distribution Operations

        Vertical Health Solutions distributes its products out of a 5200 square foot facility in Largo, Florida. This location is strategically located to enable us to deliver approximately 90% of the product to our customers with next day delivery, shipped via UPS ground service. The remaining product (typically large over-the-counter orders) is distributed via bulk shipments using common carriers. In all instances, minimum order quantity is required to offset delivery costs and ensure profitability.

                                       17

Industry Background

        According to a recent study for the American Veterinary Medical
Association, there are approximately 65,000 veterinarians practicing at 22,400 animal health clinics in the United States. The majority, approximately 65% of veterinarians work in private animal health clinics specializing in small animals, predominately companion pets. The average veterinary practice generates between $500,000 and $750,000 of annual revenue and employs two veterinarians, two veterinarian technicians and four to five other employees. These practices purchase between $80,000 and $120,000 of supplies each year but cannot afford to maintain a large supply of inventory on hand. According to Fountain Agricounsel,
LLC, a leading management consulting firm to agribusiness, revenues for the supply of drugs, biologicals, and nutritional additives and supplements have more than doubled in value since 1990 to reach an estimated value of $5.0 billion in 2000. We provide supplies for private clinical practices in this business segment.

        We believe that the companion animal market is growing considerably.
Several new therapeutic and preventative products, particularly nutriceuticals
(nutritional pharmaceuticals), have contributed to most of this increased sales volume. According to Fountain Agricounsel, LLC, sales of companion products have increased from 25% to 35% of the total U.S. market.

Business Strategy

        We intend to become a leading supplier of animal health products to veterinary clinics by offering a comprehensive assortment of products and customized private label programs at competitive prices with superior levels of customer service. We believe our customized private labeling program will appeal to veterinary clinics seeking to increase profitability while providing additional marketing for their clinics. We anticipate that this strategy will provide us a competitive advantage by combining a broad product selection with economical prices and support from efficient operations.

Facilities

        We lease approximately 5200 square feet of office and warehouse space, located at 6925 112th Circle North, Ste 102, Largo, Florida 33773, which serve as our principal administrative, marketing and customer service facilities. This lease is in effect until February 2003, at an annual cost of approximately
$29,178 per year.

Marketing And Sales

        In the fiscal year ended December 31, 2000, approximately 80 percent of our total sales were to veterinary clinics and approximately 20 percent were to distributors. Our geographical market is defined as the continental United
States, however initial concentration has been on accounts in the southeast and northwest region of the United States.

        Labelclick, Inc. utilizes a combination of inside sales and marketing, field sales calls, and independent contractors for its sales and marketing efforts. Most of our sales are accomplished through our in-house sales efforts.
All of Labelclick's sales efforts focus on retaining the existing sales base and developing new customers.

        Upon completion of this offering we will employ approximately five persons to act as our direct sales force and target potential veterinary clinic customers. We also intend to maintain an in-house telesales group of

                                       18

approximately four persons for use in customer prospecting, lead generation and lead follow-up.

Sources of Supply

        Effectively managing supplier relationships is a critical success factor to our objective of offering a broad product mix at competitive prices. The veterinary market is made up of a fragmented and diverse supplier base who need value-added distribution to be successful and accordingly are attracted to our high quality sales force. We obtain our core distributed veterinary products from a limited number of suppliers and manufacturers and its arrangements with suppliers can be generally characterized as having limited rather than exclusive geographic territories.

Competition

        Competition in the veterinary product distribution industry is intense. We primarily use "ethical" distribution channels, which involve sales to licensed veterinarians for use in their professional practice, rather than "OTC"
distribution channels, which are characterized by sales to the animal owner or end user of the products. Our customers, licensed practicing veterinarians, compete with OTC distributors to sell products to the animal owner. We do not sell products directly to animal owners and consequently do not compete with its customer for these sales. We compete against numerous distribution companies that use ethical channels to offer products similar to ours at comparable prices in our geographical distribution areas. In addition to competition from other distributors, we face existing and potentially increasing competition from manufacturers and suppliers who distribute some percentage of their products directly to veterinarians.

        We strive to distinguish ourselves from our competitors based on several criteria, including high quality customer service, value-added services and competitive product pricing. We believe that the company primarily differentiates itself from its competition based on its value-added strategy of providing customized private labeling programs to our customers for help in marketing their veterinary clinics, and through its experienced and motivated sales force.

        We believe that the role of the animal health distributor has changed dramatically in the last decade. We feel that successful distributors now present their products to clients in a consultative context, rather than focusing strictly on product sales. We believe that there is excess capacity in the animal health distribution industry, although there have been few animal health distributor mergers or acquisitions, and we view declining profit margins in our industry as an indicator of this trend. To counteract this situation, we intend to add value to the distribution channel, reduce existing redundancies, and eliminate unnecessary costs associated with product movement.

Trademarks And Registered Domain Names

        We have filed for the federally registered trademarks Vitality Systems and
Chondro-Flex. We believe that protecting our trademarks and registered domain names is crucial to our business strategy of building strong brand name recognition and that such trademarks have significant value in the marketing of our products.

        Our policy is to pursue registrations of all the trademarks associated with our key products. We rely on common law trademark rights to protect our unregistered trademarks. Common law trademark rights generally are limited to the geographic area in which the trademark is actually used, while a United
States federal registration of a trademark enables the registrant to stop the unauthorized use of the trademark by any third party anywhere in the United

                                       19

States. Furthermore, the protection available, in foreign jurisdictions may not be as extensive as the protection available to us in the United States.

        Although we seek to ensure that we do not infringe upon the intellectual property rights of others, there can be no assurance that third parties will not assert intellectual property infringement claims against us. Any infringement claims by third parties against us may have a materially adverse affect on our business, financial condition, results of operations and cash flows.

Government Regulatory Matters

        State and federal government agencies regulate the distribution of many of our animal health products. Specifically, the U.S. Department of Agriculture, the Food and Drug Administration and the Drug Enforcement Administration are
charged with regulating our industry and the distribution of certain of our products. In addition, several State Boards of Pharmacy require us to obtain appropriate licensing for the sale of animal health products in their jurisdiction, as well as requiring us to collect sales and use taxes on our product sales therein. Finally, we are subject to federal and state labor regulations governing our relationship with employees, including minimum wage requirements, overtime, working conditions and citizenship requirements.

Employees

        We currently employ seven full time employees and one consultant including managerial and operations personnel. None of our employees are covered by a collective bargaining agreement and we believe we have good relations with our employees.

Legal Matters

        From time to time we are subject to litigation incidental to our business including possible product liability claims. Such claims, if successful, could exceed applicable insurance coverage. We are not currently a party to any legal proceedings that we consider to be material.

                                       20

                                   MANAGEMENT

Executive Officers, Directors, Director Nominees And Key Employees

        Our executive officers, directors and key employees and their ages and positions as of September 30, 2001, are as follows:

          NAME                          AGE                POSITION

Stephen M. Watters ................      34     Chief Executive Officer, Director

Brian T. Nugent....................      27     President, Chief Operating Officer, Director

Lynn Watson .......................      25     Vice President of Marketing, Labelclick, Inc.

W. Paul Gephart....................      43     Chief Financial Officer

Jugal K. Taneja ...................      57     Consultant, Director

Bruce Schindler....................      57     Director

Richard Edelman....................      60     Director

        Stephen M. Watters has served as our Chief Executive Officer, and Director since our inception. Prior to working with us, Mr. Watters was the CEO,
President and a Director of Drugmax, Inc. from that company's inception in
September 1998 until August 2000, and currently serves as a director and consultant to that company. From September through November 1998, Mr. Watters served as Vice President of Finance of Dynamic Health Products, Inc. Prior to
that, he worked in the investment banking and brokerage businesses, serving as
Vice President of Sales for Gilford Securities from February 1998 to September
1998; Vice President of Sales for Hobbs, Melville Corp. from November 1997 to
February 1998; and as branch manager for sales, with Schneider Securities, Inc.
from 1995 to 1997. From April 1992 to March 1995, Mr. Watters was employed by
Bancapital Corp. as an investment banker. He received his Executive Masters of
Business Administration degree from Case Western Reserve University in 1997.

        Brian T. Nugent has served with us since our inception and has served as its President and COO since April 2001. Prior to joining Vertical Health
Solutions, Mr. Nugent spent three years working in management for the Tampa Bay
Buccaneers of the National Football League where he was responsible for establishing business relationships and managing daily operations. He received his Bachelors of Science in Multi-National Business from the Florida State
University in 1997.

        Lynn Watson has served as our Vice President of marketing and sales since
August 2000. Prior to joining us, Ms. Watson worked with Herbal Health Products,
Inc., a natural supplement distributor from December 1998 to August 2000, as operations manager. From July 1997 to December 1998, she was the Director of
Sales and Marketing for Vitality Systems, a veterinary product manufacturer and distributor. Prior to Vitality Systems, Ms. Watson was employed from December
1996 to July 1997 as a Database Manager for Triad Research & Consulting, a real estate investment company.

        W. Paul Gephart, CPA, has served as our Chief Financial Officer since
August 2001. Prior to joining us, Mr. Gephart served as Chief Financial Officer,
Controller and Vice President - Finance with ASI Building Products, Inc., a manufacturer and wholesaler of building products, from January 1989 to July
2000. Mr. Gephart was Chief Financial Officer from January 2001 to August 2001 of MaxxAir Vent Corp, a manufacturer of injected molded products. From January
1988 to January 1989 and again from August 2000 to December 2000, Mr. Gephart practiced as a Certified Public Accountant with his own firm. He is an instructor for the Becker Conviser CPA Review Course, a position that he has held since 1987. Mr. Gephart holds a Bachelors of Science degree in Accounting

                                       21

from Duquesne University and a Masters of Taxation from Georgia State
University.

        Jugal K. Taneja has served as a Director and consultant since our inception. He is presently the Chairman of the Board of Dynamic Health Products,
Inc. and Chairman and a director of its former subsidiary Go2Pharmacy, Inc., a manufacturer of nutritional and health products. Mr. Taneja is also Chairman and
CEO of DrugMax, Inc., a full-service wholesaler and retailer of pharmaceuticals, over-the-counter drugs and health and beauty care products. From November 1991 until December 1998, he served as the Chief Executive Officer of NuMed Home
Health Care, Inc., a provider of home health care services and contract staffing of health care employees. Mr. Taneja holds degrees in Petroleum Engineering,
Mechanical Engineering, and a Masters in Business Administration from Rutgers
University.

        Richard W. Edelman has been a Director since November 2001. He has been managing director and Dallas, Texas Branch Manager of Sanders Morris Harris, a
stock brokerage firm, since January 2001. From March 1987 to June 1996, and from
June 1997 to January 2001, he was a senior vice president, branch manager, and security analyst at Southwest Securities Inc. in Dallas, Texas. From June 1996
to June 1997, he was a senior vice president in Rodman and Renshaw, Inc., a stock brokerage firm in Dallas. From March 1980 to early 1987, Mr. Edelman was a securities analyst and vice president at Schneider Bernett & Hickman, a Dallas,
Texas stock brokerage firm. Mr. Edelman currently serves on the Board of
Directors of Merit Medical Systems, Inc. based in Salt Lake City, Utah. He received a MBA degree from Columbia Graduate School of Business in New York City in 1966, and graduated from Claremont McKenna College, Claremont, CA in 1963.

        Bruce L. Schindler has been a Director since November 2001. For the past
20 years, Mr. Schindler has devoted his efforts to investment banking opportunities working both internally and externally with a wide range of public and private companies. Mr. Schindler serves on the Board of Directors of two private companies, National Diabetic Assistance Corp., a leading Medicare provider of diabetic medical supplies and Vistaescape Technologies, a high-technology surveillance company.

Employment Agreements

        We currently maintain employment agreements with Mr. Watters, for his services as our Chief Executive Officer, Mr. Nugent, for his services as our
President and Chief Operating Officer, and a consulting agreement with Mr.
Taneja, one of our Directors. In March 2000, we entered into a three-year employment agreement with Mr. Watters at an initial annual base salary of
$150,000, plus an annual performance bonus and stock options to be determined by the Board of Directors. Also in March 2000, we entered into a three-year consulting agreement with Mr. Taneja at an initial annual consulting fee of
$100,000. In April 2001, we entered into a three-year employment agreement with
Mr. Nugent at an initial annual base salary of $100,000, plus annual performance bonus and stock options to be determined by the Board of Directors.

        Currently, accrued payments owed under the employment and consulting arrangements with Messrs. Watters, Taneja and Nugent amount to approximately
$420,000, all of which will be paid out of the proceeds of this offering.

        All of our employees are and will be permitted to participate in our benefits and employee benefit plans that may be in effect from time to time, to the extent eligible, and each employee is entitled to receive an annual bonus as determined in the sole discretion of our Board of Directors based on the Board's evaluation of the employee's performance and our financial performance.

                                       22

Executive Compensation

        The following table sets forth certain information regarding compensation earned by Stephen Watters (the "Named Executive Officers"), during the fiscal year ended December 31, 2000:

                           SUMMARY COMPENSATION TABLE

                                                                               ANNUAL COMPENSATION
      NAME AND PRINCIPAL POSITION(1)              FISCAL YEAR ENDED      SALARY ($)(2)    BONUS ($)(3)
                                                     DECEMBER 31,

Stephen M. Watters, Chief Executive Officer             2000               $50,000            --

Board Committees And Compensation

        From our inception until the date of this prospectus, our directors did not and will not receive any compensation for their services as a director.
Recently, the Board of Directors approved the following arrangements for the compensation of our directors. Commencing on the effective date of this offering, directors shall receive $500 for each meeting of the board of directors that they attend, plus reimbursement of their reasonable out-of-pocket expenses incurred in connection with such meetings. Additionally, each non-employee member of a committee of the board of directors shall receive a fee of $100 per committee meeting that he or she attends. Upon this offering, each non-employee director will also receive stock options under our stock option plan to purchase 10,000 shares of common stock, exercisable at the initial public offering price of shares offered hereby.

        Our Board has an audit committee consisting of Messrs. Edelmen and Schindler.

Compensation Pursuant to Plans

        2001 Stock Option Plan. In January, 2001, our board of directors adopted the 2001 Stock Option Plan, which has been approved by our shareholders. The purpose of the 2001 plan is to enable us to attract and retain top-quality employees, officers, directors and consultants and to provide such employees, officers, directors and consultants with an incentive to enhance stockholder return. The 2001 plan provides for the grant to our officers, directors, or other key employees and consultants, of options to purchase up to an aggregate of 200,000 shares of common stock.

        The 2001 plan may be administered by the board of directors or a committee of the board, which has complete discretion to select the optionees and to establish the terms and conditions of each option, subject to the provisions of the 2001 plan. Options granted under the 2001 plan may be "incentive stock options" as defined in Section 411 of the Internal Revenue Code of 1986 or
so-called nonqualified options.

        The exercise price of incentive stock options may not be less than 100% of the fair market value of the common stock as of the date of grant (110% of the fair market value if the grant is to an employee who owns more than 10% of the total combined voting power of all classes of capital stock of the company). The
Internal Revenue Code currently limits to $100,000 the aggregate value of common stock that may be acquired in any one year pursuant to incentive stock options under the 2001 plan or any other option plan adopted by the company.
Nonqualified options may be granted under the 2001 plan at an exercise price of not less than 100% of the fair market value of the common stock on the date of grant. Nonqualified options also may be granted without regard to any

                                       23

restriction on the amount of common stock that may be acquired pursuant to such options in any one year.

        Subject to the limitations contained in the 2001 plan, options become exercisable at such times and in such installments as the board or committee shall provide in the terms of each individual stock option agreement. The board or committee must also provide in the terms of each stock option agreement when the option expires and becomes unexercisable, and may also provide the option expires immediately upon termination of employment for any reason. No option held by directors, executive officers or other persons subject to Section 16 of the Securities Exchange Act of 1934 may be exercised during the first six months after such option is granted.

        Unless otherwise provided in the applicable stock option agreement, upon termination of employment of an optionee, all options that were then exercisable would terminate three months (twelve months in the case of termination by reason of death or disability) following termination of employment. Any options which were not fully vested and exercisable on the date of such termination would immediately be cancelled concurrently with the termination of employment.

        Options granted under the 2001 plan may not be exercised more than ten years after the grant (five years after the grant if the grant is an incentive stock option to an employee who owns more than 10% of the total combined voting power of all classes of our capital stock). Options granted under the 2001 plan are not transferable and may be exercised only by the respective grantees during their lifetime or by their heirs, executors or administrators in the event of death. Under the 2001 plan, shares subject to cancelled or terminated options are reserved for subsequently granted options. The number of options outstanding and the exercise price thereof are subject to adjustment in the case of certain transactions such as mergers, recapitalizations, stock splits or stock dividends. The 2001 plan is effective for ten years, unless sooner terminated or suspended.

Director and Officer Indemnification

        Our articles of incorporation provide that we will indemnify our officers, directors and other eligible persons to the fullest extent permitted under the laws of the state of Florida. We have also entered into indemnification agreements with each of our current directors and executive officers which will provide for indemnification of, and advancement of expenses to, such persons for expenses and liability incurred by them by reason of the fact that they are or were a director, officer, or shareholder of Vertical Health Solutions, Inc.
including indemnification under circumstances in which indemnification and advancement of expenses are discretionary under Florida law.

        We believe that it is the position of the Securities and Exchange
Commission that, insofar as the foregoing provisions may be invoked to disclaim liability for damages arising under the Securities Act of 1933, the provisions are against public policy as expressed in the Securities Act of 1933 and are, therefore, unenforceable.

                                       24

                   TRANSACTIONS INVOLVING OFFICERS, DIRECTORS
                           AND PRINCIPAL SHAREHOLDERS

        Prior to this offering, we entered into transactions and business relationships with certain of our officers, directors and principal stockholders or their affiliates. We believe that all of the transactions were on terms no less favorable than we could have obtained from independent third parties. Any future transactions between us and our officers, directors or affiliates will be subject to approval by a majority of disinterested directors or stockholders.

        In March 2000, we entered into a consulting agreement with Jugal K. Taneja, a member of our board of directors. The agreement is for a term of three years, at an initial annual consulting fee of $100,000.

        In July 2000, we purchased certain inventory and a customer base from
Herbal Health Products Inc., a wholly-owned subsidiary of Dynamic Health
Products, Inc., a company affiliated with Jugal K. Taneja, for a total purchase price of $500,000. Payment was in the form of $75,000 in cash and two promissory notes totaling $425,000. The first promissory note is in the principal amount of
$75,000 and bears interest at 10% per annum. Principal and interest were payable monthly commencing November 27, 2000, in the amount of $7,500 per month until the note is paid in full. The second promissory note is in the principal amount of $350,000 and bears interest at 10% per annum. Principal and interest are payable upon the completion of our initial public offering, or October 1, 2002, which ever is earlier. The notes are secured by our business assets.

        From time to time, we purchase products from Go2Pharmacy, Inc. Mr. Taneja, one of our principal stockholders and directors is a principal stockholder,
Chairman and director of Go2Pharmacy, Inc. For the year ended December 31, 2000, and the nine months ended September 30, 2001, purchases from Go2Pharmacy, Inc.
totaled $77,707.23 and $88,461.51.

        In consideration of services provided to us, in May 2001, we issued a warrant to each of Messrs. Watters and Taneja to purchase 150,000 shares of our common stock for a $1.875 per share. The warrants are exercisable until May
2005.

        On or about December 1, 2001, each of Messrs. Watters and Taneja loaned us the sum of $50,000. These amounts accrue interest at the rate of 9% per year and will be repaid from the proceeds of this offering.

                                       25

                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth the beneficial ownership of Vertical Health
Solutions voting securities as of the closing date of this offering, by each person known by us to beneficially own 5% or more of the outstanding shares of our voting securities, each of our directors, our named executive officers, and all directors and executive officers as a group. As of September 30, 2001, there were 2,794,667 common shares issued and outstanding. The information set forth in the table and accompanying footnotes has been furnished by the named beneficial owners.

Name of Beneficial Owner      Amount and Nature of       Percent of      Percent of Class
                              Beneficial Ownership      Class Before      After Offering
                                                          Offering             (%)
                                                            (%)
Stephen Watters                        896,667             30.5%              21.4%
Brian T. Nugent                        120,000              4.3%               3.0%
Jugal K. Taneja                        785,000             26.7%              18.7%
Bruce L. Schindler                     180,000              6.4%               4.4%
Richard Edelman                         60,000              2.1%               1.5%

All executive officers and           2,071,667             65.6%              46.9%
directors as a group (7
persons)

        Except as otherwise indicated, the address of each beneficial owner is c/o
Vertical Health Solutions, Inc., 6925 112th Circle North, Ste. 102, Largo, FL
33773.

        Beneficial ownership is determined in accordance with the rules of the
Commission and generally includes voting or investment power with respect to the shares shown. Except where indicated by footnote and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of voting securities shown as beneficially owned by them.

        Of the shares beneficially owned by Mr. Watters, 666,667 shares are owned by SMW Capital Group Limited Partnership, a company owned and controlled by Mr.
Watters, and 80,000 shares are owned by Kristen Watters, Mr. Watters wife. Mr.
Watters disclaims beneficial ownership of the shares registered in the name of his wife. Includes 150,000 shares issuable upon exercise of presently exercisable warrants to purchase common stock at $1.875 per share.

        Of the shares beneficially owned by Mr. Nugent, 33,333 shares are owned by
Julie Nugent, Mr. Nugent's wife. Mr. Nugent disclaims beneficial ownership of the shares registered in the name of his wife.

        Of the shares beneficially owned by Mr. Taneja, 100,000 shares are owned by
Manju Tanaja, Mr. Taneja's wife, 100,000 shares are owned by Carnegie Capital
LLC, a company owned and controlled by Mr. Taneja, 100,000 shares are owned by
21st Century Healthcare Fund, LLC, a company owned and controlled by Mr. Taneja, and 126,667 shares are owned by Bryan Capital Limited Partnership, a company wholly-owned by Dynamic Health Products, Inc., a public company which is controlled by Mr. Taneja. Mr. Taneja disclaims beneficial ownership of the shares registered in the name of his wife. Includes 150,000 shares issuable upon exercise of presently exercisable warrants to purchase common stock at $1.875 per share.

                                       26

        Of the shares beneficially owned by Mr. Schindler, 160,000 shares are owned by Judi Schindler, Mr. Schindler's wife, 10,000 shares are held in a custodial account for Ryan D. Schindler, Mr. Schindler's son, and 10,000 shares are issuable upon exercise of an option to be granted to Mr. Schindler as of the date of this prospectus. Mr. Schindler disclaims beneficial ownership of the shares owned by and for his wife and son.

        Of the shares beneficially owned by Mr. Edelman, 10,000 shares are issuable upon exercise of an option to be granted to Mr. Edelman as of the date of this prospectus.

                                       27

                          DESCRIPTION OF CAPITAL STOCK

        Vertical Health Solutions' authorized capital stock consists of 53,000,000 shares of capital stock, par value $.001, of which 48,000,000 shares are common stock shares and 5,000,000 shares are preferred stock shares that may be issued in one or more series at the discretion of the Board of Directors. As of the date hereof 2,794,667 shares of common stock were issued and outstanding.

Common Stock

        The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by the shareholders. The holders of common stock are entitled to receive dividends ratably, when, as and if declared by the
Board of Directors, out of funds legally available therefor. In the event of a liquidation, dissolution or winding-up of Vertical Health Solutions, the holders of common stock are entitled to share equally and ratably in all assets remaining available for distribution after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock.

        The holders of shares of common stock, as such, have no conversion, preemptive, or other subscription rights and there are no redemption provisions applicable to the common stock. All of the outstanding shares of common stock are, and the shares of common stock offered by Vertical Health Solutions hereby, when issued against the consideration set forth in this prospectus, will be, validly issued, fully-paid and non-assessable.

Preferred Stock

        Shares of preferred stock may be issued from time to time in one or more series as may from time to time be determined by our Board of Directors. Our
Board of Directors has authority, without action by the shareholders, to determine the voting rights, preferences as to dividends and liquidation, conversion rights and any other rights of such series. Any preferred shares, if and when issued, may carry rights superior to those of the shares of common stock. There are no shares of preferred stock currently outstanding.

Outstanding Warrants and Options

        As of the date of this prospectus, there were no outstanding warrants or options to purchase our common stock, except warrants to purchase 300,000 shares of common stock exercisable at $1.875 per share.

Certain Provisions Of Florida Law

        Vertical Health Solutions is subject to several anti-takeover provisions under Florida law that apply to a public corporation organized under Florida law, unless the corporation has elected to opt out of those provisions in its articles of incorporation or bylaws. The Company has not elected to opt out of those provisions. The Florida Business Corporation Act prohibits the voting of shares in a publicly-held Florida corporation that are acquired in a "control share acquisition" unless the holders of a majority of the corporation's voting shares (exclusive of shares held by officers of the corporation, inside directors, or the acquiring party) approve the granting of voting rights as to the shares acquired in the control share acquisition. A "control share acquisition" is defined as an acquisition that immediately thereafter entitles the acquiring party to vote in the election of directors within each of the following ranges of voting power: (i) one-fifth or more but less than one-third of such voting power; (ii) one-third or more but less than a majority of such voting power; and (iii) more than a majority of such voting power.

                                       28

        The Florida Business Corporation Act also contains an "affiliated transaction" provision that prohibits a publicly-held Florida corporation from engaging in a broad range of business combinations or other extraordinary corporate transactions with an "interested shareholder" unless (i) the transaction is approved by a majority of disinterested directors before the person becomes an interested shareholder; (ii) the interested shareholder has owned at least 80% of the corporation's outstanding voting shares for at least five years; or (iii) the transaction is approved by the holders of two-thirds of the corporation's voting shares other than those owned by the interested shareholder. An interested shareholder is defined as a person who together with affiliates and associates beneficially owns more than 10% of the corporation's outstanding voting shares.

Transfer Agent And Registrar

     Registrar and Transfer Company, in Cranford, New Jersey, serves as transfer agent and registrar for our common stock.

                                       29

                         SHARES ELIGIBLE FOR FUTURE SALE

Shares Outstanding and Freely Tradable After Offering

        Upon completion of this offering, we will have 4,044,667 shares of common stock outstanding. The 1,250,000 shares to be sold by Vertical Health Solutions in this offering will be freely tradable without restriction or limitation under the Securities Act, except for any such shares held by "affiliates" of Vertical
Health Solutions, as such term is defined under Rule 144 of the Securities Act, which shares will be subject to the resale limitations under Rule 144. All of the remaining outstanding shares are "restricted securities" within the meaning of Rule 144 and may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as
Rule 144. All of these restricted shares of common stock will become eligible for resale under Rule 144 one year from the date that the securities offered herein are declared "effective" by the Securities and Exchange Commission.

Rule 144

        In general, under Rule 144, as currently in effect, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year, including an affiliate of the Company, would be entitled to sell, within any three-month period, that number of shares that does not exceed the greater of 1% of the then-outstanding shares of common stock (approximately 40,447 shares after this offering) and the average weekly trading volume in the common stock during the four calendar weeks immediately preceding the date on which the notice of sale is filed with the Commission, provided certain manner of sale and notice requirements and requirements as to the availability of current public information about the Company are satisfied. In addition, affiliates of the
Company must comply with the restrictions and requirements of Rule 144, other than the one-year holding period requirement, in order to sell shares of common stock. As defined in Rule 144, an "affiliate" of an issuer is a person who, directly or indirectly, through the use of one or more intermediaries controls, or is controlled by, or is under common control with, such issuer. Under Rule
144(k), a holder of "restricted securities" who is not deemed an affiliate of the issuer and who has beneficially owned shares for at least two years would be entitled to sell shares under Rule 144(k) without regard to the limitations described above.

Form S-8 Registration of Options

        We intend to file a registration statement on Form S-8 covering the shares of common stock that have been reserved for issuance under its 2001 Stock Option
Plan, which would permit the resale of such shares in the public market.

Effect of Substantial Sales on Market Price of Common Stock

        We are unable to estimate the number of shares that may be sold in the future by our existing shareholders or the effect, if any, that such sales will have on the market price of the common stock prevailing from time to time. Sales of substantial amounts of common stock, or the prospect of such sales, could adversely affect the market price of the common stock.

Lock-Up Agreements

        In connection with this offering, our officers, directors and principal stockholders have entered into lock-up agreements with Kashner Davidson under which they have agreed not to offer, sell or otherwise dispose of any such shares of common stock, any options or any warrants to acquire any shares of

                                       30

common stock owned by them for a period of 24 months after the date of this prospectus. Kashner Davidson may, in its sole discretion and at any time without notice, release all or a portion of the securities subject to such lock-up agreements, but they have no current plans to do so.

                                       31

                                  UNDERWRITING

        Subject to the terms and conditions set forth in the underwriting agreement, the underwriters named below, for whom Kashner Davidson is acting as representative, have agreed to purchase from Vertical Health Solutions, and
Vertical Health Solutions has agreed to sell to the underwriters, the number of shares of common stock set forth opposite each underwriter's name below, excluding shares set aside for options granted for over-allotments.

UNDERWRITERS                              NUMBER OF SHARES
Kashner Davidson Securities
Corporation.........................
Total...............................         1,250,000

        The underwriting agreement provides that the obligations of the several underwriters thereunder are subject to certain conditions precedent, including the absence of any material adverse change in Vertical Health Solutions business and the receipt of certain certificates, opinions and letters from Vertical
Health Solutions counsel and independent public accountants. The nature of the underwriters' obligation is such that they are committed to purchase and pay for all the shares of common stock if any are purchased.

        Vertical Health Solutions has been advised by the representative that the underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to certain securities dealers at such price less a concession not in excess of
$[ ] per share. The underwriters may allow, and such selected dealers may reallow, a discount not in excess of $[ ] per share to certain brokers and dealers. After the public offering of the shares, the public offering price and other selling terms may be changed by the representative. No change in such terms shall change the amount of proceeds to be received by Vertical Health
Solutions as set forth on the cover page of this prospectus.

        Vertical Health Solutions has agreed to issue to the representative, warrants to purchase up to 187,500 shares of common stock at an exercise price per share equal to 165% of the initial public offering price of the shares in this offering. The exercise price of the representative's warrants has been determined by negotiations between Vertical Health Solutions and the representative. The exercise price of the representative's warrants is one of the factors used by the National Association of Securities Dealers, Inc. under its Corporate Financing Rule to determine whether the total compensation paid to an underwriter and its associated and related persons for services in connection with a public offering is excessive. The sole factor considered by Vertical
Health Solutions and the representative in negotiating the exercise price of the representative's warrants in this offering was to select an amount that would not be considered excessive under the National Association of Securities
Dealers, Inc.'s Corporate Financing Rule in light of the total compensation payable by Vertical Health Solutions in connection with this offering. The representative's warrants will be exercisable for a period of five years after the date of this prospectus. The representative's warrants include a "net"
exercise provision permitting the holders to pay the exercise price by cancellation of a number of shares with a fair market value equal to the exercise price of the representative's warrants. The holders of the representative's warrants will have no voting, dividend or other stockholder rights until the representative's warrants are exercised. In addition, Vertical
Health Solutions has granted certain rights to the holders of the representative's warrants to register the common stock underlying the representative's warrants under the Securities Act. Vertical Health Solutions has agreed to pay the representative a non-accountable expense allowance of 3%
of the total offering proceeds from the sale of shares of common stock by them, of which $25,000 has been paid to date.

        Vertical Health Solutions has agreed to retain Kashner Davidson as a financial consultant for a period of twenty-four months to commence on the closing of this offering, at a monthly fee of $5,000, all $120,000 of which

                                       32

shall be payable in advance on the closing of this offering. Pursuant to this agreement, Kashner Davidson will be obligated to provide general financial advisory services to us on an "as needed" basis with respect to possible future financings or acquisitions and related matters. The agreement does not require
Kashner Davidson to provide any minimum number of hours of consulting services.

        The representative has advised Vertical Health Solutions that it does not expect any sales of the shares of common stock offered hereby to be made to discretionary accounts controlled by the underwriters.

        Vertical Health Solutions' common stock has not been quoted or traded on any securities market prior to this offering. Accordingly, Vertical Health
Solutions is determining the price of the common stock in this offering in the same manner that the price of common stock offered in an initial public offering is determined - through consultation and negotiation with the representative of the underwriters. Among the factors to be considered in such negotiations are the preliminary demand for the common stock, the prevailing market and economic conditions, Vertical Health Solutions' results of operations, estimates of its business potential and earnings prospects, the present state of its business operations, an assessment of its management, the number of shares of common stock being offered and the total number of shares to be outstanding upon completion of this offering, the price that purchasers might be expected to pay for the common stock given the nature of Vertical Health Solutions and the general condition of the securities markets at the time of the offering, the consideration of these factors in relation to the market valuation of comparable companies in related businesses or whose operations are conducted in the same geographic area as those of Vertical Health Solutions and the current condition of the markets in which Vertical Health Solutions operates. There can be no assurance that an active trading market will develop for the common stock after this offering or that the common stock will trade in the public market subsequent to this offering at or above the initial public offering price.

        Application has been made to list the common stock for quotation on The
Nasdaq SmallCap Stock Market under the symbol "VETT" and on the Boston Stock
Exchange under the symbol "VET."

        The underwriting agreement provides that Vertical Health Solutions will indemnify the underwriters and their controlling persons against certain liabilities under the Securities Act or will contribute to payments the underwriters and their controlling persons may be required to make in respect thereof. Vertical Health Solutions generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any untrue statement of a material fact contained in this prospectus or in related documents filed with the Securities and Exchange
Commission or with any state securities administrator or arising out of any omission to state in any of such documents any material fact required to be stated in such documents or necessary to make the statements made in such documents, in light of the circumstances under which they were made, not misleading. In addition, Vertical Health Solutions is generally obligated to indemnify the underwriters and their respective controlling persons in connection with losses or claims arising out of any breach of any representation, warranty agreement or covenant of Vertical Health Solutions contained in the underwriting agreement.

                                       33

                                  LEGAL MATTERS

        The validity of the common stock offered hereby will be passed upon for
Vertical Health Solutions by Sichenzia, Ross, Friedman & Ference LLP, New York,
New York.

                                     EXPERTS

        Vertical Health Solutions' financial statements as of and for the year ended December 31, 2000, included in this prospectus have been audited by Stark
Winter Schenkein & Co., LLP , independent public accountants, as stated in their report appearing herein and are so included herein in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

        Vertical Health Solutions is subject to the informational requirements of the Securities Exchange Act of 1934, and in accordance therewith files reports, proxy or information statements and other information with the Securities and
Exchange Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the
Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549.
Copies of such material can be obtained from the Public Reference Section of the
Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C.20549, at
prescribed rates. In addition, the Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the
Commission's web site is http://www.sec.gov.

        Vertical Health Solutions has filed with the Commission, a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock being offered hereby. As permitted by the rules and regulations of the Commission, this prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to the Company and the common stock offered hereby, reference is made to the registration statement, and such exhibits and schedules. A copy of the registration statement, and the exhibits and schedules thereto, may be inspected without charge at the public reference facilities maintained by the Commission at the addresses set forth above, and copies of all or any part of the registration statement may be obtained from such offices upon payment of the fees prescribed by the Commission. In addition, the registration statement may be accessed at the Commission's web site. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference.

                                       34

                          INDEX TO FINANCIAL STATEMENTS
                                                                        Page

Report of Independent Certified Public Accountants...................... F-2

Balance Sheet as of December 31, 2000................................... F-3

Statements of Operations for the period from March 3, 2000
(Inception) through December 31, 2000................................... F-4

Statement of Changes in Stockholders' Equity for the Period
from March 3, 2000 (Inception) through December 31, 2000................ F-5

Statements of Cash Flows for the Period from March 3, 2000

Unaudited Statements of Operations for the Period from
March 3, 2000 (Inception) through December 31, 2000, and the
Nine Months Ended September 30, 2001.................................... F-15

Unaudited Statements of Cash Flows for the Period from March 3, 2000
(Inception) through December 31, 2000, and the
Nine Months Ended September 30, 2001.................................... F-16

Notes to Unaudited Financial Statements................................. F-17

                                       35
                                      F-1

                         REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
Vertical Health Solutions, Inc.
(fka Labelclick.com, Inc.)

We have audited the accompanying consolidated balance sheet of Vertical Health
Solutions, Inc. as of December 31, 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from inception
(March 3, 2000) to December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Vertical Health
Solutions, Inc. as of December 31, 2000, and the results of its operations, and its cash flows for the period from inception (March 3, 2000) to December 31,
2000 in conformity with accounting principles generally accepted in the United
States of America.

Stark Winter Schenkein & Co., LLP

Denver, Colorado
March 5, 2001, except for Note 10,
 As to which the date is November 1, 2001

                                       36
                                      F-2

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                           Consolidated Balance Sheet
                                December 31, 2000

Assets

Current assets:
   Cash                                                            $   113,710
   Certificate of deposit- restricted                                  154,317
   Receivables
      Trade, net of allowance for doubtful accounts of $4,177           21,633
      Other                                                              2,267
   Inventory                                                            85,763
   Prepaid expenses and other current assets                             4,324
      Total current assets                                             382,014

Property and equipment, net                                             13,272

Other assets:
   Intangible asset, net                                                50,832
   Deferred offering costs                                              25,000
   Goodwill, net                                                       380,720
                                                                       456,552

                                                                   $   851,838
                                                                   ============

Liabilities and stockholders' equity

Current liabilities:
   Accounts payable and accrued expenses                           $    59,746
   Note payable                                                        149,953
   Current portion of long-term debt - related party                    92,731
   Amounts due to related parties                                       95,396
      Total current liabilities                                        397,826

Long term debt - related party                                         327,228

Stockholders' equity:
   Preferred stock, $.001 par value,
      5,000,000 undesignated shares authorized,
      no shares issued or outstanding                                        -
   Common stock, $.001 par value,
      48,000,000 shares authorized,
      2,794,667 shares issued and outstanding                            2,794
   Additional paid in capital                                          437,206
   Accumulated deficit                                                (193,216)
                                                                       246,784
   Notes receivable for common stock                                  (120,000)
                                                                       126,784

                                                                   $   851,838
                                                                   ============

      See the accompanying notes to the consolidated financial statements.

                                       37
                                      F-3

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                      Consolidated Statement of Operations
           Period From Inception (March 3, 2000) to December 31, 2000

Sales                                                    $   193,020

Cost of sales                                                107,748

Gross profit                                                  85,272

Operating expenses:
   Selling, general and administrative expenses              294,667

Loss from operations                                        (209,395)

Other income (expense):
   Interest income                                            12,935
   Interest expense                                          (22,844)
   Other income                                               26,088
                                                              16,179

Net (Loss)                                               $  (193,216)
                                                         ============

Per share information - basic and fully diluted:

  Weighted average shares outstanding                      2,467,030
                                                         ============
  Net (loss) per share                                   $     (0.08)
                                                         ============

      See the accompanying notes to the consolidated financial statements.

                                       38
                                      F-4

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                 Consolidated Statement of Stockholders' Equity
       For the Period From Inception (March 3, 2000) to December 31, 2000

                                                  Common Stock          Paid in        Notes        Accumulated
                                              Shares        Amount      Capital      Receivable       Deficit        Total

Beginning balance                                  -       $     -      $      -     $       -      $       -      $       -

Issuance of common shares for cash         1,184,000         1,184       298,816             -              -        300,000
Issuance of common shares for
  notes receivable                         1,600,000         1,600       118,400      (120,000)             -              -
Issuance of common shares for services        10,667            10        19,990             -              -         20,000
Net (loss) for the period                          -             -             -             -       (193,216)      (193,216)

Balance at December 31, 2000               2,794,667       $ 2,794      $437,206     $(120,000)     $(193,216)     $ 126,784
                                           =========       =======      ========     ==========     ==========     ==========

      See the accompanying notes to the consolidated financial statements.

                                       39
                                      F-5

                         Vertical health Solutions, Inc.
                      Consolidated Statement of Cash Flows
           Period From Inception (March 3, 2000) to December 31, 2000

Cash flows from operating activities:
Net (loss)                                                                 $ (193,216)
  Adjustments to reconcile net (loss) to net cash
  (used in) operating activities:
  Depreciation and amortization                                                53,558
  Allownace for doubtful accounts                                               4,177
  Common shares issued for services                                            20,000
  Excess of notes payable issued to acquire assets over goodwill recorded       1,980
  (Increase) in receivables                                                   (25,810)
  (Increase) in inventory                                                     (85,763)
  (Increase) in other receivables                                              (2,267)
  (Increase) in prepaids and other current assets                              (4,324)
  Increase in accounts payable and accrued expenses                            59,746
  Increase in amounts due to related parties                                   95,396
Net cash (used in) operating activities                                       (76,523)

Cash flows from investing activities:

  Acquisition of property and equipment                                       (14,362)
  Increase in certifiactes of deposit                                        (154,317)
  Acquisition of intangible asset                                             (61,000)
Net cash (used in) investing activities                                      (229,679)

Cash flows from financing activities:
  Proceeds from note payable                                                  150,000
  Repayment of note payable and long term debt                                 (5,088)
  Increase in deferred offering costs                                         (25,000)
  Proceeds from stock issuances                                               300,000
Net cash provided by financing activities                                     419,912

Net increase in cash                                                          113,710

Beginning - cash balance                                                            -

Ending - cash balance                                                      $  113,710
                                                                           ===========

Supplemental cash flow information:

  Cash paid for income taxes                                               $        -
  Cash paid for interest                                                   $    6,661

Non cash investing and financing activities:
  Common shares issued for notes receivable                                $  120,000
  Goodwill acquired with notes payable - related party                     $  423,020

      See the accompanying notes to the consolidated financial statements.

                                       40
                                      F-6

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                   Notes to Consolidated Financial Statements
                                December 31, 2000

Note 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

Nature of Operations

Vertical Health Solutions, Inc., which was incorporated as Labelclick.com, Inc.
on March 3, 2000 under the laws of the State of Florida, is located in Largo,
Florida and is engaged in the private labeling of health care products for resale to its customers. On August 1, 2000, the Company acquired certain assets of Herbal Health Products, Inc., an affiliate, for $75,000 in cash and $425,000 in notes payable (see Note 2). The Company changed its name to Vertical Health
Solutions, Inc. on January 11, 2001.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and balances have been eliminated in consolidation.

Revenue Recognition

The Company recognizes revenue when its products are shipped or services are provided.

Web Site Development Costs

The Company's web site will comprise multiple features and offerings. It is anticipated that the offerings will require future development and refinement.
In connection with the development of its site, the Company will incur external costs for hardware, software, and consulting services, and internal costs for payroll and related expenses of its technology employees directly involved in the development. All hardware costs will be capitalized. Purchased software costs will be capitalized in accordance with Statement of Position 98-1
Accounting for the Costs of Computer Software Developed or Obtained for Internal
Use. All other costs will be reviewed for determination of whether capitalization or expense as product development cost is appropriate.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Inventory

Inventory, which is stated at the lower of cost or market using the first-in, first-out method and the specific identification method consists of the following:

                  Raw materials                     $ 12,018
                  Finished goods                      69,251
                  Packaging materials                  4,494
                                                    $ 85,763
                                                    ========

                                       41
                                      F-7

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                   Notes to Consolidated Financial Statements
                                December 31, 2000

Property, Equipment and Depreciation

Property and equipment are stated at cost. Depreciation is calculated using the straight-line method over the following estimated useful lives:

                                                     Years
                  Equipment                            5
                  Furniture and Fixtures               7

Goodwill

Goodwill represents the excess of the cost of certain acquired assets over the fair value of the assets at the date of acquisition and is being amortized using the straight line method over a period of 5 years. Amortization charged to expense was $42,300.

Goodwill consists of the following at December 31, 2000:

                  Goodwill                           $ 423,020
                  Less accumulated amortization         42,300
                                                     $ 380,720
                                                     =========

Intangible asset

The intangible asset consists of costs to acquire the Company's web site and is being amortized using the straight line method over a period of 3 years.
Amortization charged to operations was $10,168.

The intangible asset consists of the following at December 31, 2000:

                  Web site                         $   61,000
                  Less accumulated amortization        10,168
                                                   $   50,832
                                                   ==========

Advertising Costs

The Company expenses all costs of advertising as incurred. Advertising costs included in selling, general and administrative expenses aggregated $5,197.

Financial Instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2000. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts receivable, accounts payable and accrued expenses, notes payable and amounts due to related parties. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates available to the Company for debt of the same remaining maturities.

                                       42
                                      F-8

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                   Notes to Consolidated Financial Statements
                                December 31, 2000

Long Lived Assets

The carrying value of long lived assets, including goodwill and intangibles, is reviewed on a regular basis for the existence of facts and circumstances that suggest impairment. To date, no such impairment has been indicated. Should there be an impairment in the future, the Company will measure the amount of the impairment based on the undiscounted expected future cash flows from the impaired assets.

Net Income (Loss) per Common Share

The Company calculates net income (loss) per share as required by SFAS No. 128,
"Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods when they would be anti dilutive common stock equivalents, if any, are not considered in the computation.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes.
Actual results could differ from those estimates.

Segment Information

The Company follows SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information." Certain information is disclosed, per SFAS No. 131, based on the way management organizes financial information for making operating decisions and assessing performance. The Company currently operates in a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

Income Taxes

The Company follows Statement of Financial Accounting Standard No. 109,
"Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Recent Pronouncements

The FASB recently issued Statement No 137, "Accounting for Derivative
Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement
No. 133". The Statement defers for one year the effective date of FASB Statement
No. 133, "Accounting for Derivative Instruments and Hedging Activities". The

                                       43
                                      F-9

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                   Notes to Consolidated Financial Statements
                                December 31, 2000

rule now will apply to all fiscal quarters of all fiscal years beginning after
June 15, 2000. In June 1998, the FASB issued SFAS No. 133, "Accounting for
Derivative Instruments and Hedging Activities," which was required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined what the effect of SFAS No. 133 will be on the earnings and financial position of the Company.

In December 1999, the Securities and Exchange Commission released Staff
Accounting Bulletin No. 101, Revenue Recognition in Financial Statements (SAB
No. 101), which provides guidance on the recognition, presentation and disclosure of revenue in financial statements. SAB No. 101 did not impact the
Company's revenue recognition policies.

Note 2. ACQUISITION OF ASSETS

During July 2000 the Company acquired from Herbal Health Products, Inc.
("Herbal"), an entity controlled by one of the Company's shareholders, all of the inventory and property and equipment of Herbal. The Company agreed to pay
Herbal a total of $500,000 consisting of cash of $75,000 and notes payable in the amounts of $75,000 and $350,000 (see Note 5). The purchase price of the assets was allocated as follows:

                  Inventory                 $    62,618
                  Property and equipment         14,362
                  Goodwill                      423,020
                                            $   500,000
                                            ===========

Note 3. PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

      Furniture and fixtures                $     4,497
      Equipment                                   9,865
                                                 14,362
      Less: accumulated depreciation              1,090
                                            $    13,272
                                            ===========

Depreciation expense charged to operations was $1,090.

Note 4. NOTE PAYABLE

At December 31, 2000 the Company had a note payable to a bank outstanding in the amount of $149,953 with interest at the rate of 8.25% per annum. This note is due on August 1, 2001 and is secured by a certificate of deposit in the amount of $154,317 which matures on August 1, 2001. This certificate of deposit exceeds the insured limit of $100,000 at December 31, 2000.

                                       44
                                      F-10

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                   Notes to Consolidated Financial Statements
                                December 31, 2000

Note 5. LONG-TERM DEBT

Long-debt debt  - related party consists of the following:

Promissory note payable to Herbal Health Products, Inc.
bearing interest at a fixed interest rate of 10% per annum,
and requiring monthly principal and interest payments of
$7,500 through September 2001, at which time any
remaining unpaid principal and interest is due.  The note
is collateralized by receivables, inventory and property and
equipment.                                                      $  69,959

Promissory note payable to Herbal Health Products, Inc.
bearing interest at a fixed interest rate of 10% annum,
and requiring monthly principal and interest payments of
$12,373 beginning in July 2001 through June 2004,
at which time any remaining unpaid principal balance
and interest is due.  The note is collateralized by
receivables, inventory and property and equipment.                350,000
                                                                  419,959
Less current maturities                                            92,731
                                                                $ 327,228
                                                                =========

Maturity of long term debt is as follows:

             2001                            $  92,731
             2002                              121,208
             2003                              133,900
             2004                               72,120
                                             $ 419,959
                                             =========

Note 6. STOCKHOLDERS' EQUITY

At December 31, 2000, the Company's $.001 par value common stock authorized was
48,000,000 shares with 2,794,667 shares issued and outstanding and its $.001 par value preferred stock was 5,000,000 shares authorized with no shares issued or outstanding.

During the period from March 3, 2000 through March 13, 2000 the Company issued
1,066,667 shares of its common stock, pursuant to a private placement, for cash aggregating $80,000 ($.07 per share).

May 1, 2000 the Company issued 1,600,000 shares of common stock for notes receivable aggregating $120,000 ($.08 per share).

Through August 24, 2000 the Company issued 117,333 shares of common stock, pursuant to a private placement, for cash aggregating $220,000 ($1.88 per share)
and 10,667 shares of common stock for services valued at $20,000 ($1.88 per share) which management believes is the fair value of the services performed.

                                       45
                                      F-11

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                   Notes to Consolidated Financial Statements
                                December 31, 2000

During December 2000 the Company entered into a letter of intent with an underwriter for the sale of 1,000,000 to 1,500,000 shares of common stock. In conjunction with this agreement the Company paid the underwriter a deposit of
$25,000 which is included in deferred offering costs in the accompanying consolidated balance sheet.

During the period covered by these financial statements the Company issued shares of common stock without registration under the Securities Act of 1933.
Although the Company believes that the sales did not involve a public offering of its securities and that the Company did comply with the "safe harbor"
exemptions from registration, it could be liable for rescission of the sales if such exemptions were found not to apply and this could have a material negative impact on the Company.

Note 7. INCOME TAXES

The Company accounts for income taxes under Statement of Financial Accounting
Standards No. 109 (FAS 109), "Accounting for Income Taxes", which requires use of the liability method. FAS 109 provides that deferred tax assets and liabilities are recorded based on the differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes, referred to as temporary differences. Deferred tax assets and liabilities at the end of each period are determined using the currently enacted tax rates applied to taxable income in the periods in which the deferred tax assets and liabilities are expected to be settled or realized.

The provision for income taxes differs from the amount computed by applying the statutory federal income tax rate to income before provision for income taxes.
The sources and tax effects of the differences are as follows:

         Income tax provision at
          the federal statutory rate                                34%
         Effect of operating losses                                (34)%
                                                                     -
                                                                   ===

As of December 31, 2000, the Company has a net operating loss carryforward of approximately $190,000. This loss will be available to offset future taxable income. If not used, this carryforward will expire in 2020. The deferred tax asset of approximately $65,000 relating to the operating loss carryforward has been fully reserved at December 31, 2000.

Note 8. RELATED PARTY TRANSACTIONS

During the period from March 3 to December 31, 2000, the Company incurred consulting fees of $33,000 with one of its directors and stockholders. The total amount has been accrued at December 31, 2000 and is included in Amounts due to related parties in the accompanying balance sheet. In addition, the Company made purchases aggregating $77,000 from an entity controlled by this individual.

During the period August 1, 2000 to December 31, 2000, the Company leased its operating facility from an affiliated entity, under a month to month lease agreement which required monthly payments of $2,500. Total rent paid under this agreement was $12,500.

                                       46
                                      F-12

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                   Notes to Consolidated Financial Statements
                                December 31, 2000

Note 9. COMMITMENTS

Leases

During January 2001 the Company entered into a lease for its office facilities for a 2 year period commencing on March 1, 2001. The lease calls for monthly rental payments of $2,454. In addition the Company leases certain equipment under various operating leases.

Future minimum lease payments under such leases are approximately as follows:

                  2001                                $ 35,000
                  2002                                  40,000
                  2003                                  11,000
                  2004                                   1,000
                  2005                                   1,000
                                                      $ 88,000
                                                      ========

Rent expense under all lease agreements approximated $12,500.

Employment and consulting contracts

During September 2000 the Company entered into a 3 year employment agreement with its president. The agreement calls for a base salary of $150,000 per year.
Pursuant to this agreement $50,000 of unpaid salary was accrued and is included in Amounts due to related parties in the accompanying balance sheet.

During September 2000 the Company entered into a 3 year consulting contract with a director. The contract calls for payments of $100,000 per year. At December
31, 2000 $33,000 in unpaid fees had been accrued (see Note 8).

NOTE 10. SUBSEQUENT EVENT

On April 12, 2001 the Company effected a one for five reverse stock split and on
November 1, 2001 the Company effected a two for three reverse stock split. All share and per share amounts have been restated to give effect to these splits.

                                       47
                                      F-13

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                           Consolidated Balance Sheet
                               September 30, 2001
                                   (Unaudited)

Assets

Current assets:
   Cash                                                          $   77,813
   Certificate of deposit- restricted                               161,350
   Receivables
      Trade, net of allowance for doubtful accounts of $4,482        40,368
   Inventory                                                         54,230
   Prepaid expenses and other current assets                          3,098
      Total current assets                                          336,859

Property and equipment, net                                          53,386

Other assets:
   Intangible asset, net                                             45,750
   Deposits                                                           2,878
   Deferred offering costs                                           78,832
   Goodwill, net                                                    307,100
                                                                    434,560

                                                                 $  824,805
                                                                 ===========

Liabilities and stockholders' (deficit)

Current liabilities:
   Accounts payable and accrued expenses                         $  426,787
   Current portion of long-term debt                                  7,826
   Current portion of long-term debt - related party                419,247
   Note payable                                                     148,664
      Total current liabilities                                   1,002,524

Long term debt                                                       31,293

Stockholders' (deficit):
   Preferred stock, $.001 par value,
      5,000,000 undesignated shares authorized,
      no shares issued or outstanding                                     -
   Common stock, $.001 par value,
      48,000,000 shares authorized,
      2,794,667 shares issued and outstanding                         2,794
   Additional paid in capital                                       437,206
   Accumulated deficit                                             (649,012)
                                                                   (209,012)

                                                                 $  824,805
                                                                 ===========

      See the accompanying notes to the consolidated financial statements.

                                       48
                                      F-14

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                      Consolidated Statements of Operations
         Period From Inception (March 3, 2000) to September 30, 2000 and
                    the Nine Months Ended September 30, 2001
                                   (Unaudited)

                                                            2000              2001

Sales                                                 $    98,709        $   359,549

Cost of sales                                              40,679            197,944

Gross profit                                               58,030            161,605

Operating expenses:
   Selling, general and administrative expenses            81,638            589,295

(Loss) from operations                                    (23,608)          (427,690)

Other income (expense):
   Interest income                                          8,788             12,235
   Interest expense                                             -            (41,348)
   Other income                                             1,204              1,007
                                                            9,992            (28,106)

Net (Loss)                                            $   (13,616)       $  (455,796)
                                                      ============       ============

Per share information - basic and fully diluted:

  Weighted average shares outstanding                   2,326,832          2,794,667
                                                      ============       ============
  Net (loss) per share                                $     (0.01)       $     (0.16)
                                                      ============       ============

      See the accompanying notes to the consolidated financial statements.

                                       49
                                      F-15

                         Vertical Health Solutions, Inc.
                      Consolidated Statements of Cash Flows
         Period From Inception (March 3, 2000) to September 30, 2000 and
                    the Nine Months Ended September 30, 2001

                                                        2000            2001
Cash flows from operating activities:
Net cash (used in) operating activities             $ (130,089)     $ (19,351)

Cash flows from investing activities:
Net cash (used in) investing activities               (226,437)       (53,659)

Cash flows from financing activities:
Net cash provided by financing activities              446,199         37,113

Net increase (decrease) in cash                         89,673        (35,897)

Beginning - cash balance                                     -        113,710

Ending - cash balance                               $   89,673      $  77,813
                                                    ===========     ==========

      See the accompanying notes to the consolidated financial statements.

                                       50
                                      F-16

                         Vertical Health Solutions, Inc.
                           (fka Labelclick.com, Inc.)
                   Notes to Consolidated Financial Statements
                               September 30, 2001
                                   (Unaudited)
(1)      Basis Of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP") for interim financial information. They do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial statements of the Company as of
December 31, 2000 and the period from inception (March 3, 2000) to December 31,
2000, including notes thereto.

(2)      Earnings Per Share

The Company calculates net income (loss) per share as required by SFAS No. 128,
"Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods presented common stock equivalents were not considered as their effect would be anti dilutive.

(3)      Impairment of Long Lived Assets

Long lived assets and certain identifiable intangibles held and used by the
Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired.
Management has not identified any impairment losses as of September 30, 2001.

(4)      Inventory

Inventory, which consists principally of raw materials, is valued at the lower of cost or market using the first-in, first-out method.

(5)      Stockholders (Deficit)

On April 12, 2001 the Company effected a one for five reverse stock split and on
November 1, 2001 the Company effected a two for three reverse stock split. All share and per share amounts have been restated to give effect to these splits.

During May 2001 the Company issued warrants to 2 officers and directors to purchase an aggregate of 300,000 shares of common stock through May 2005 at an exercise price of $1.88 per share.

                                       51
                                      F-17

================================================================================

                               1,250,000 Shares of

                                  Common Stock

                         VERTICAL HEALTH SOLUTIONS, INC.

                                -----------------

                                   PROSPECTUS

                                -----------------

                     KASHNER DAVIDSON SECURITIES CORPORATION

                       The date of this prospectus is [ ]

================================================================================

                                       52

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

        The Florida Business Corporation Act (the "Florida Act") permits a Florida corporation to indemnify a present or former director or officer of the corporation (and certain other persons serving at the request of the corporation in related capacities) for liabilities, including legal expenses, arising by reason of service in such capacity if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in any criminal proceeding if such person had no reasonable cause to believe his conduct was unlawful. However, in the case of actions brought by or in the right of the corporation, no indemnification may be made with respect to any matter as to which such director or officer shall have been adjudged liable, except in certain limited circumstances. The Company's articles of incorporation provide that the Company shall indemnify directors and executive officers to the fullest extent now or hereafter permitted by the
Florida Act. In addition, the Company has entered into Indemnification
Agreements with its directors and executive officers in which the Company has agreed to indemnify such persons to the fullest extent now or hereafter permitted by the Florida Act, including in circumstances in which indemnification and advancement of expenses are discretionary under the Florida
Act. The indemnification provided by the Florida Act and the Company's Articles of Incorporation is not exclusive of any other rights to which a director or officer may be entitled. The general effect of the foregoing provisions may be to reduce the circumstances which an officer or director may be required to bear the economic burden of the foregoing liabilities and expense. The Company intends to obtain a liability insurance policy for its directors and officers as permitted by the Florida Act, which may extend to, among other things, liability arising under the Securities Act of 1933, as amended.

        The Underwriting Agreement filed as Exhibit 1.1 to this Registration
Statement provides for the underwriters' indemnification of the company and its directors and officers for certain liabilities arising under the Securities Act or otherwise.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities offered hereby.

     SEC registration fee............................ $   3,537
     NASD registration fee...........................     1,980
     Nasdaq SmallCap Market listing fee..............     9,000
     Boston Stock Exchange listing fee...............     7,500
     Printing and engraving..........................    75,000
     Accountants' fees and expenses..................    50,000
     Legal fees......................................    70,000
     Transfer agent's and warrant agent's fees and
      expenses.......................................     5,000
     Blue Sky fees and expenses......................    55,000
     Underwriter's non-accountable expense allowance.   300,000
     Underwriter's consulting agreement..............   120,000
     Miscellaneous...................................     2,983

          Total...................................... $ 700,000

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

        No underwriters were involved in the transaction and there were no underwriting discounts or commissions paid in connection therewith. Each of these transactions were exempt from the registration requirements of the
Securities Act of 1933, as amended, pursuant to section 4(2).

                                       53

        In March of 2000, we sold 1,066,666 shares of common stock to our founders for an aggregate of $80,000. Each of these 12 purchasers was an accredited investor and the sale was made pursuant 4(2) under the Securities Act of 1933.

        In May 2000, we sold 1,600,000 shares of common stock to our founders for an aggregate of $120,000. Each of these 13 purchasers was an accredited investor and the sale was made pursuant 4(2) under the Securities Act of 1933.

        In August of 2000, we sold 117,333 shares of common stock at $.25 per share to 8 purchasers. Each of these 8 purchasers was an accredited investor and the sale was made pursuant 4(2) under the Securities Act of 1933.

        In August of 2000, we issued 10,667 shares of common stock to one entity for services provided to Vertical Health Solutions valued at $20,000. The recipient was an accredited investor and the sale was made pursuant 4(2) under the Securities Act of 1933.

ITEM 27.   EXHIBITS

EXHIBIT
NUMBER           DESCRIPTION

1.1      Form of Underwriting Agreement*
3.1      Amended and Restated Articles of Incorporation
3.2      By-Laws
4.1      Specimen Stock Certificate*
4.2      Form of Underwriter's Warrant*
4.3      Form of Consulting Agreement with Underwriter*
5.1      Opinion of Sichenzia, Ross, Friedman & Ference LLP*
10.1     Form of 2001 Stock Option Plan
10.2     Form of Employment Agreement with Stephen M. Watters
10.3     Form of Employment Agreement with Brian T. Nugent
10.4     Form of Consulting Agreement with Jugal K. Taneja
10.5     Promissory Note issued to Stephen Watters, dated December 1, 2001
10.6     Promissory Note issued to Jugal K. Taneja, dated December 1, 2001
10.7     Stephen Watters Warrant Agreement
10.8     Jugal Taneja Warrant Agreement
22       Subsidiaries
23.1     Consent of Stark, Winter Schenkein & Co., LLP
23.2     Consent of Sichenzia, Ross, Friedman & Ference LLP (included in Exhibit 5.1)
23.3     Consent of Fountain Agricounsel LLC

 * To be filed by amendment.

ITEM 28. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) To file a post-effective amendment to this Registration Statement during any period in which offers or sales are being made:

        (i)  to include any Prospectus required by Section 10(a)(3) of the Securities Act;

        (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-
             effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the
             Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20%

                                       54

             change in the maximum aggregate offering price set forth in the
             "Calculation of Registration Fee" table in the effective Registration
             Statement; and

        (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement of any material change to such information in the Registration Statement.

(2) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

(3) To provide to the Underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the Underwriter to permit prompt delivery to each purchaser.

(4) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration
Statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) That, insofar as indemnification for liabilities arising from the Securities
Act may be permitted to directors, officers, and controlling persons of the
Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(6) That, for purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this
Registration Statement in reliance upon Rule 430A and contained in a form of
Prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or Rule
497(h) under the Securities Act shall be deemed to be part of this Registration
Statement as of the time it was declared effective.

                                       55

                                   SIGNATURES

        Pursuant to the requirements of the Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirement for filing on
Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the State of Florida on
December 7, 2001.

                                        VERTICAL HEALTH SOLUTIONS, INC.

                                        By:  /s/STEPHEN M. WATTERS
                                           Stephen M. Watters,
                                           Chief Executive Officer

                                POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Stephen
M. Watters and Brian T. Nugent, or either of them, his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments)
to this Registration Statement, any Amendments thereto and any Registration
Statement of the same offering which is effective upon filing pursuant to Rule
462(b) under the Securities Act, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intends and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act, this Registration
Statement has been signed below by the following persons on behalf of the
Company in the capacities and on the dates indicated.

    SIGNATURE                                   CAPACITY                              DATE

/s/STEPHEN M. WATTERS             Chief Executive Officer and Director         December 7, 2001
Stephen M. Watters                (principal executive officer)

/s/BRIAN T. NUGENT                President, Chief Operating Officer and       December 7, 2001
Brian T. Nugent                    Director

/s/ W. PAUL GEPHART               Chief Financial Officer                      December 7, 2001
W. Paul Gephart                    (principal financial and accounting
                                    officer)

/s/JUGAL K. TANEJA                Director                                     December 7, 2001
Jugal K. Taneja

/s/BRUCE SCHINDLER                Director                                     December 7, 2001
Bruce Schindler

/s/RICHARD EDELMAN                Director                                     December 7, 2001
Richard Edelman

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